UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 08, 2025

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 885-0035

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 8, 2025, Interactive Strength Inc. (the "Company") entered into an Agreement for the Sale and Purchase of the Entire Issued Share Capital and Loan Notes of Wattbike (Holdings) Limited (“Wattbike”) (the “Purchase Agreement”) with the shareholders of Wattbike identified on Schedule 1 to the Purchase Agreement (the “Shareholders”) and holders of certain promissory notes (the “Notes’) issued by Wattbike (the “Noteholders,” and together with the Shareholders, the “Sellers”) to acquire the entire issued share capital and Notes of Wattbike (the “Transaction”).

Pursuant to the Purchase Agreement, the Company would acquire all of the issued and outstanding shares of Wattbike held by the Shareholders in exchange for £1.00, payable at the closing of the Transaction (the “Closing”). In addition, the Company would acquire the Notes in exchange for paying the Noteholders (a) shares of the Company’s Series E Preferred Stock, par value $0.0001 per share (“Series E Preferred Stock”), which upon the mandatory conversion date of June 15, 2026, will be convertible into the Company’s common stock, par value $0.0001 per share (“Common Stock”), payable at Closing (the “Initial Consideration”), and (b) subject to the satisfaction of applicable milestones as described below, additional consideration consisting of Common Stock (the “Additional Consideration”). The Additional Consideration shall be payable as follows:

(i) If the revenues of Wattbike for the period from October 1, 2025 to September 30, 2026 (“FY26”) (“FY26 Revenues”) exceed £17,500,000, the additional consideration for FY26 shall be an amount equal to 50% of the amount by which FY26 revenues exceeded £17,500,000, subject to a cap of £1,500,000. If FY26 Revenues did not exceed £17,500,000, there shall be no additional consideration paid for FY26.

(ii) If the revenues of Wattbike for the period from October 1, 2026 to September 30, 2027 (“FY27”) (“FY27 Revenues”) exceed £20,000,000, the additional consideration for FY27 shall be an amount equal to 50% of the amount by which FY26 revenues exceeded £20,000,000, subject to a cap of £1,500,000. If FY27 Revenues did not exceed £20,000,000, there shall be no additional consideration paid for FY27.

The Closing is subject to: (a) the receipt of Wattbike of the written consent (the “FCA Consent”) from the Financial Conduct Authority in the United Kingdom (“FCA”) regarding the change of control of Wattbike on Closing pursuant to the terms of its authorization from the FCA to carry out consumer credit activities, or (b) if the FCA Consent is not provided to Wattbike prior to July 31, 2025, Wattbike shall have received written confirmation from the FCA that Wattbike’s authorization from the FCA to carry out consumer credit activities has been cancelled. If this condition is not satisfied on or before September 30, 2026, or an Insolvency Event (as defined in the Purchase Agreement) occurs, the Purchase Agreement shall be terminated automatically on September 30, 2026, or on the date that the Insolvency Event occurs.

Pursuant to the Purchase Agreement, the Warrantors (as defined in the Purchase Agreement) undertake to the Company that, during the period beginning on the date of the Purchase Agreement and ending at the earliest of (i) the Closing, (ii) September 30, 2026, and (iii) the termination of the Purchase Agreement, they shall use reasonable endeavors to procure that Wattbike and its subsidiaries operate within a 10% margin of the Total Budgeted Costs (as defined in the Purchase Agreement). If the Company is not satisfied that Wattbike and its subsidiaries have operated within such 10% margin, then the Company shall have the right to terminate the Purchase Agreement by paying to the Noteholders the Initial Consideration as a break fee.

In the Purchase Agreement, each of the Company and the Sellers have made customary representations, warranties and covenants. The Transaction is expected to close as early as the second quarter of 2025, subject to the satisfaction or waiver (if permitted) of customary conditions, including, among others, the receipt of any required stockholder approval and contemplation of applicable regulatory filings.

The board of directors of the Company and the Shareholders have approved the Purchase Agreement and the transactions contemplated therein.

The foregoing summary of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached to this report as Exhibit 2.1, and incorporated by reference herein.

Item 8.01 Other Events.

The Company issued a press release announcing the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*

Agreement for the Sale and Purchase of the Entire Issued Share Capital and Loan Notes of Wattbike (Holdings) Limited, dated as of April 8, 2025, by and among Interactive Strength Inc., the Shareholders and the Loan Note Holders.

99.1	Press Release dated April 8, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and similar attachments to the Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S- K. The registrant hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and similar attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	April 11, 2025	By:	/s/ Michael J. Madigan
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)